BRF S.A.

A Public Held Company

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

Announcement to the Market

BRF S.A. (BM&FBovespa: BRFS3; NYSE: BRFS), following the Material Fact published on August 10, 2017, hereby informs its shareholders and the market in general that it has concluded the sale of 12.134.300 shares previously held in treasury, as well as the respective total return swap transactions.

São Paulo, August 17, 2017

Pedro de Andrade Faria
Global Chief Executive, Financial and Investor Relations Officer